                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement


[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         NAVIGANT INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) AND 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                         NAVIGANT INTERNATIONAL, INC.
                           84 Inverness Circle East
                           Englewood, CO 80112-5314

                                 May 18, 1999

TO THE STOCKHOLDERS OF NAVIGANT INTERNATIONAL, INC.:

  You are cordially invited to attend the 1999 Annual Meeting of Stockholders (the "Meeting") of Navigant International, Inc. to be held on Monday, June 14, 1999, at 9:00 a.m., Mountain Time, at the Inverness Hotel and Golf Club, 200 Inverness Drive West, Englewood, Colorado 80112.

  Please read the enclosed Annual Report on Form 10-K and Proxy Statement for the Meeting. Whether or not you plan to attend the Meeting, please sign, date and return the proxy card in the enclosed envelope to American Stock Transfer & Trust Company as soon as possible so that your vote will be recorded. If you attend the Meeting, you may withdraw your proxy and vote your shares in person.

                                          Very truly yours,

                                          NAVIGANT INTERNATIONAL, INC.


                                          By: /s/ Edward S. Adams

                                          Name: Edward S. Adams
                                          Title:Chairman of the Board, Chief
                                                Executive Officer and President

                         NAVIGANT INTERNATIONAL, INC.
                           84 Inverness Circle East
                           Englewood, CO 80112-5314

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 14, 1999

                               ----------------

TO OUR STOCKHOLDERS:

  The 1999 Annual Meeting of Stockholders (the "Meeting") of Navigant International, Inc., a Delaware corporation (the "Company"), will be held on Monday, June 14, 1999, at 9:00 a.m., Mountain Time, at the Inverness Hotel and Golf Club, 200 Inverness Drive West, Englewood, Colorado 80112, for the following purposes:

    (1) to elect one Class I director to serve for a term of three years or until his or her successor is duly elected and qualified;

    (2) to consider and vote upon a proposal to approve and ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for 1999; and

    (3) to consider such other matters as may properly come before the Meeting, and at any and all adjournments thereof.

  Only stockholders of record at the close of business on May 14, 1999 are entitled to notice of and to vote at the Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Eugene A. Over, Jr.
                                          Name: Eugene A. Over, Jr.
                                          Title:Vice President, General
                                                 Counsel and Secretary

Denver, Colorado
May 18, 1999


 A PROXY CARD IS ENCLOSED. YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PREPAID, ADDRESSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                         NAVIGANT INTERNATIONAL, INC.
                           84 INVERNESS CIRCLE EAST
                           ENGLEWOOD, CO 80112-5314

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 14, 1999

                               ----------------

                              GENERAL INFORMATION

  The enclosed proxy is solicited by and on behalf of the Board of Directors of Navigant International, Inc., a Delaware corporation ("Navigant" or the "Company"), for use at the Company's 1999 Annual Meeting of Stockholders (the "Meeting") to be held at 9:00 a.m., Mountain Time, on Monday, June 14, 1999, at the Inverness Hotel and Golf Club, 200 Inverness Drive West, Englewood, Colorado 80112, and at any and all adjournments thereof. This Proxy Statement and the accompanying form of proxy are first being mailed or given to the stockholders of the Company on or about May 18, 1999.

  The Company's Annual Report on Form 10-K (the "Annual Report"), which includes audited financial statements for the fiscal year ended December 27, 1998, is being mailed to stockholders of the Company simultaneously with this Proxy Statement.

                INFORMATION CONCERNING SOLICITATION AND VOTING

  All voting rights are vested exclusively in the holders of the Company's common stock, $.001 par value per share (the "Common Stock"). Each share of the Common Stock is entitled to one vote. Cumulative voting in the election of directors is not permitted. Holders of a majority of shares entitled to vote at the Meeting, when present in person or by proxy, constitute a quorum. On May 14, 1999, the record date for stockholders entitled to vote at the Meeting, 12,911,000 shares of Common Stock were issued and outstanding.

  Proxies in the enclosed form will be effective if properly executed and returned prior to the Meeting in the enclosed envelope to American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219. The Common Stock represented by each effective proxy will be voted at the Meeting in accordance with the instructions on the proxy. If no instructions are indicated on a proxy, all Common Stock represented by such proxy will be voted FOR election of the nominee named in the proxy as the Class I director, FOR the approval and ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the 1999 fiscal year, and, as to any other matters of business which properly come before the Meeting, by the named proxies at their discretion.

  Any stockholder signing and mailing the enclosed proxy may revoke it at any time before it is voted by giving written notice of the revocation to the Company, by voting in person at the Meeting or by filing at the Meeting a later executed proxy.

  When a quorum is present in the election of a director, the nominee having the highest number of votes cast in favor of his or her election will be elected to the Company's Board of Directors. With respect to any other matter which may properly come before the Meeting, unless a greater number of votes is required by law or by the Company's Certificate of Incorporation, a matter will be approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition.

  Abstentions and broker non-votes (i.e., shares held by brokers or nominees as to which the broker or nominee indicates on a proxy that it does not have discretionary authority to vote) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Because abstentions will be counted for purposes of determining the shares present or represented at the Meeting and entitled to vote, abstentions will have the same effect as a vote "against" the approval and ratification of PricewaterhouseCoopers LLP as the Company's independent auditors. Abstentions on the election of the Class I director will not have any effect on the election of the Class I director. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matter, and, assuming the presence of a quorum, will not affect whether any proposal is approved at the Meeting.

  The Company will pay the cost of soliciting proxies in the accompanying form. The Company has retained the services of Morrow & Co., Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders and to solicit proxies. American Stock Transfer & Trust Company has been retained to distribute proxies to the registered shareholders of the Company and to collect proxies. The estimated cost of such services is approximately $3,500 plus out-of-pocket expenses. Although there are no formal agreements to do so, proxies may also be solicited by officers and other regular employees of the Company by telephone, telegraph or by personal interview for which employees will not receive additional compensation. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by such persons, and the Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in so doing.

                  PROPOSAL ONE: ELECTION OF CLASS I DIRECTOR

General

  The Company's Certificate of Incorporation provides for the classification of the Company's Board of Directors. The Board of Directors, which currently is composed of five members, is divided into three classes. One class stands for re-election at each annual meeting of shareholders. The Board of Directors currently is classified into one Class I director (Jonathan J. Ledecky), two Class II directors (Ned A. Minor and D. Craig Young) and two Class III directors (Edward S. Adams and Vassilios Sirpolaidis), whose terms will expire upon the election and qualification of directors at the annual meetings of stockholders held in 1999, 2000 and 2001, respectively. At each annual meeting of stockholders, directors will be elected by the stockholders of the Company for a full term of three years to succeed those directors whose terms are expiring. The powers and responsibilities of each class of directors are identical. All directors shall serve until their successors are duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

  Proxies cannot be voted for a greater number of persons than the number of nominees named therein. Unless authority to vote is withheld, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the nominee for director named below. If, at the time of the Meeting, the nominee shall have become unavailable for any reason for election as a director, the persons entitled to vote the proxy will vote for such substitute nominee, if any, as they determine in their discretion. If elected, the nominee will hold office until the year 2002 annual meeting of stockholders or until his or her successor is elected and qualified.

Class I Director Nominee

  Jonathan J. Ledecky has chosen not to run for re-election as the Class I director. The Board of Directors has nominated Paul J. Blackney as his replacement and unanimously recommends that the shareholders vote FOR his election as the Class I director of the Company.

     Name                                         Age  Position   Director Since
     ----                                         ---  ---------  --------------
     Paul J. Blackney............................  52   Director   N/A

CONTINUING DIRECTORS

  The persons named below will continue to serve as directors of the Company until the annual meeting of stockholders in the year indicated below and until their successors are elected and take office. Stockholders are not voting on the election of the Class II and Class III directors. The following table shows the names, ages and positions of each continuing director.

                        CLASS II--TERM EXPIRES IN 2000

     NAME                            AGE         POSITION         DIRECTOR SINCE
     ----                            --- ------------------------ --------------
     Ned A. Minor...................  53 Director                      1998
     D. Craig Young.................  45 Director                      1998

                        CLASS III--TERM EXPIRES IN 2001

     NAME                            AGE         POSITION         DIRECTOR SINCE
     ----                            --- ------------------------ --------------
     Edward S. Adams................  48 Chairman of the Board,        1998
                                         Chief Executive Officer,
                                         President and Director
     Vassilios Sirpolaidis..........  51 Director                      1998

              PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

  The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP as independent auditors of the Company for the 1999 fiscal year, subject to the approval and ratification of stockholders. The Board of Directors unanimously recommends that stockholders vote to approve and ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for 1999. PricewaterhouseCoopers LLP has served as the independent auditors of the Company since the Company's formation in February 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

  The affirmative vote of the holders of a majority of the shares present or represented at the Meeting and entitled to vote is needed to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for 1999. If the appointment is not approved, the matter will be referred to the Audit Committee for further review.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth the number and percentage of outstanding shares of the Company's Common Stock beneficially owned as of December 27, 1998, by (1) all persons known by the Company to own beneficially more than 5% of the Company's Common Stock, (2) each director and each executive officer of the Company, and (3) all directors and executive officers of the Company as a group. All persons listed below have sole voting and investment power with respect to their shares of Common Stock unless otherwise indicated.

                                                NUMBER OF SHARES  PERCENT OF
   NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIALLY OWNED CLASS(1)(2)
   ------------------------------------        ------------------ -----------
   Edward S. Adams(3).........................       122,986           *
   Robert C. Griffith(4)......................         1,000           *
   Douglas R. Knight(5).......................        53,322           *
   Robert P. Dunlop(6)........................        27,573           *
   Michael B. Arrington.......................           --           --
   John S. Coffman(7).........................         1,000           *
   Eugene A. Over, Jr.(7).....................           --           --
   Neville Teagarden..........................           --           --
   Jonathan J. Ledecky(8).....................       186,391          1.4%
   Vassilios Sirpolaidis(9)...................       140,170          1.1%
   Ned A. Minor(10)...........................         2,000           *
   D. Craig Young(10).........................         4,100           *
   All current executive officers and direc-
    tors as a group (12 persons)(11)..........       538,542          4.1%
   5% STOCKHOLDERS
   The Baupost Group, LLC(12).................     2,194,241         16.8%
    44 Brattle Street, 5th Floor
    P.O. Box 389125
    Cambridge, MA 02238-9125
   Capital Research and Management Compa-
    ny(13)....................................       940,000          7.2%
    333 South Hope Street
    Los Angeles, CA 90071
   SMALLCAP World Fund, Inc.(14)..............       840,000          6.4%
    333 South Hope Street
    Los Angeles, CA 90071

--------
  * Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days of December 27, 1998 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.

 (2) Percentage of ownership is based on 12,929,000 shares of Common Stock outstanding at December 27, 1998 and 137,375 shares of Common Stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days of December 27, 1998 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.

 (3) Includes 12,353 shares held by Marcono, LLC; Mr. Adams disclaims beneficial ownership of these shares except for his pecuniary interest therein. Excludes 976,533 shares of Common Stock which may be acquired upon exercise of options which are not exercisable within 60 days following December 27, 1998.

 (4) Excludes 272,204 shares of Common Stock which may be acquired upon exercise of options which are not exercisable within 60 days following December 27, 1998.

 (5) Includes 1,408 shares of Common Stock held by DeFranco & Knight, LLC; Mr. Knight disclaims beneficial ownership of these shares except for his pecuniary interest therein. Excludes 52,500 shares of Common Stock which may be acquired upon exercise of options which are not exercisable within 60 days following December 27, 1998. On April 9, 1999, Mr. Knight announced his decision to relinquish his duties as Chief Operating Officer, although he continues to be employed by the Company.

 (6) Excludes 25,000 shares of Common Stock which may be acquired upon the exercise of options which are not exercisable within 60 days following December 27, 1998.

 (7) Excludes 50,000 shares of Common Stock which may be acquired upon the exercise of options which are not exercisable within 60 days following December 27, 1998

 (8) Excludes 822,671 shares of Common Stock which may be acquired upon exercise of options which are not exercisable within 60 days following December 27, 1998.

 (9) Excludes 10,000 shares of Common Stock which may be acquired upon exercise of options which are not exercisable within 60 days following December 27, 1998.

(10) Excludes 10,000 shares of Common Stock which may be acquired upon exercise of options which are not exercisable within 60 days following December 27, 1998.

(11) Excludes 2,278,908 shares of Common Stock which may be acquired upon exercise of options which are not exercisable within 60 days following December 27, 1998.

(12) The Baupost Group, LLC is a registered investment adviser. SAK Corporation is the Manager of the Baupost Group, L.L.C. Seth A. Klarman, as the sole director of SAK Corporation and a controlling person of Baupost Group, LLC, may also be deemed to have beneficial ownership of these securities. These securities include securities purchased on behalf of a registered investment company and various limited partnerships.

(13) Capital Research and Management Company is a registered investment adviser.

(14) SMALLCAP World Fund, Inc. is a registered investment company which is advised by Capital Research and Management Company.

  There has been no change in control of the Company since the beginning of its last fiscal year, and there are no arrangements known to the Company, including any pledge of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

                               LEGAL PROCEEDINGS

  The Company has been named as a defendant in a lawsuit filed by the previous stockholders of two of the Company's subsidiaries. The lawsuit also names Jonathan J. Ledecky, a member of the Company's Board of Directors, and certain other executive officers of U.S. Office Products Company ("U.S. Office Products") as defendants. The plaintiffs allege that Mr. Ledecky and the named U.S. Office Products executive officers made fraudulent misrepresentations and omissions about U.S. Office Products' accounting methods, the value of U.S. Office Products' stock and U.S. Office Products' intent to spin-off its travel business when it distributed 10,984,000 shares of Common Stock to the shareholders of U.S. Office Products in June 1998 (the "Travel Distribution"). The plaintiffs contend that such alleged misrepresentations and omissions induced the plaintiffs to sell their businesses to U.S. Office Products. The Company has been named in the lawsuit as a successor to U.S. Office Products' travel businesses. The plaintiffs contend that they may seek rescission of the purchases of these two subsidiaries or damages for the value of the assets of the two subsidiaries from the Company and have requested that the Company be required to hold such assets in a constructive trust for the plaintiffs. The Company's management intends to vigorously defend against this lawsuit.

                        DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information concerning each of the current directors and executive officers of the Company, as well as the nominee for election as Class I director. All directors serve until their successors are duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Officers are appointed by and serve at the discretion of the Company's Board of Directors.

   NAME                     AGE                      POSITION
   ----                     ---                      --------
   Edward S. Adams.........  48 Chairman of the Board, Chief Executive Officer,
                                 President and Director(3)
   Robert C. Griffith......  49 Chief Financial Officer and Treasurer
   Douglas R. Knight.......  41 Chief Operating Officer(5)
   Robert P. Dunlop........  52 Executive Vice President, Marketing and Technology
   Michael B. Arrington....  56 Executive Vice President, Global Operations
   John S. Coffman.........  37 Vice President and Corporate Controller
   Eugene A. Over, Jr......  41 Vice President, General Counsel and Secretary
   Neville Teagarden.......  35 Vice President, Information Systems
   Jonathan J. Ledecky.....  41 Director(1)
   Vassilios Sirpolaidis...  51 Director(3)
   Ned A. Minor............  53 Director(2)
   D. Craig Young..........  44 Director(2)
   Paul J. Blackney........  52 Director(4)

--------
(1) Term expires in 1999.

(2) Term expires in 2000.

(3) Term expires in 2001.

(4) Term would expire in 2002.

(5) On April 9, 1999, Mr. Knight announced his decision to relinquish his duties as Chief Operating Officer, although he continues to be employed by the Company.

 BUSINESS BIOGRAPHIES

  Edward S. Adams has served as Chairman of the Board, Chief Executive Officer, President and Director of the Company since February 1998. He has served as Chairman and Chief Executive Officer of Professional Travel Corporation ("PTC"), a subsidiary of the Company, since 1983, served as President of PTC from 1983 through April 1998, and as President of the U.S. Office Products Corporate Travel Services Division from January 1997 through June 9, 1998.

  Robert C. Griffith has served as Chief Financial Officer and Treasurer of the Company since February 1998. He has served as Chief Financial Officer of PTC since January 1997 and served as Chief Financial Officer of the U.S. Office Products Corporate Travel Services Division from January 1997 through June 9, 1998. Mr. Griffith served as Vice President of Finance and Administration of PTC from June 1993 through January 1997. Prior to joining PTC, Mr. Griffith served as Senior Manager and Area Director of IDS Tax and Business Services, a subsidiary of American Express, from September 1991 to June 1993. Before joining IDS, Mr. Griffith was employed by Deloitte & Touche. Mr. Griffith is licensed as a certified public accountant in the state of Colorado.

  Douglas R. Knight has served as Chief Operating Officer of the Company since March 1998. Mr. Knight has served as President of McGregor Travel Management, Inc., a subsidiary of the Company ("McGregor"), since April 1993 and as Chairman of McGregor since October 1997. Mr. Knight joined McGregor in 1987 as Controller and became Vice President of Finance in 1989. From 1984 to 1987, Mr. Knight worked for American Airlines and was responsible for implementing and maintaining American Airline's travel agency accounting system, ADS, in travel agencies across the United States.

  Robert P. Dunlop has served as Executive Vice President, Marketing and Technology, of the Company since November 1998, and as President of the Company's Pacific Northwest Region since August 1998. In addition, Mr. Dunlop has served as CEO of Mutual Travel, Inc. ("Mutual Travel"), now a subsidiary of the Company, since 1985. He entered the travel industry in 1977 as Vice President, Finance for Doug Fox Travel in Seattle, serving as that company's President from 1980 to 1984. Originally from England, Mr. Dunlop was educated as an engineer and lived and worked in South Africa before coming to the United States in 1972 as a management consultant for Touche Ross.

  Michael B. Arrington has served as Executive Vice President of Global Operations of the Company since November 1998 and as President of the Company's Central Region since August 1998. Mr. Arrington served as President and Chief Executive Officer of Arrington Travel Center, Inc. ("Arrington Travel") (a subsidiary of the Company since July 1998) from August 1969 through December 1997, and as Chairman and Chief Executive Officer of Arrington Travel from December 1997 to present. Mr. Arrington served in the U.S. Marine Corps, First Force Reconnaissance Company, 1st Marine Division, from 1962 through 1964. He received his bachelor of arts degree in political science from the University of Illinois at Chicago.

  John S. Coffman, has served as Vice President and Corporate Controller of the Company since June 1998. Prior to that, Mr. Coffman was a senior manager in the business advisory group of Price Waterhouse LLP. Mr. Coffman began with Price Waterhouse in September 1984. Mr. Coffman is licensed as a certified public accountant in the state of Colorado.

  Eugene A. Over, Jr. has served as General Counsel and Secretary of the Company since February 1998. He served as Legal Affairs and Administrative Officer of U.S. Office Products' corporate travel services division from December 1997 through June 9, 1998. Mr. Over was an attorney at Clanahan Tanner Downing & Knowlton, P.C. from December 1994 through November 1997. From January 1994 through November 1994, he served as General Counsel of GSA Corporation, a private investment company. Prior to January 1994, Mr. Over was an attorney at Montgomery, Little & McGrew, P.C.

  Neville Teagarden has served as Vice President of Information Systems at the Company since January 1999. Mr. Teagarden served as Manager and subsequently Director of Technology Architecture at Janus Capital Corporation, from May 1996 through January 1999. From 1989 through 1996, Mr. Teagarden worked for Advantage kbs, Inc., an information systems consulting firm. In 1993, Mr. Teagarden was promoted to Manager and given responsibility for the consulting practice in the western half of the United States. Mr. Teagarden has also performed research at the Massachusetts Institute of Technology ("MIT") Artificial Intelligence Laboratory. He received his degree in Computer Science and Engineering from MIT.

  Jonathan J. Ledecky has served as a director of the Company since June 15, 1998. Mr. Ledecky founded the predecessor to Building One Services Corporation in February 1997 and serves as its Chairman and Chief Executive Officer. Mr. Ledecky founded U.S. Office Products in October 1994 and served as its Chairman of the Board until June 9, 1998, and as its Chief Executive Officer until November 5, 1997. Mr. Ledecky serves as a director of U.S.A. Floral Products, Inc., UniCapital Corporation, Aztec Technology Partners, School Specialty, Inc., Workflow Management, Micro Strategy Corporation, and Building One Services Corporation. Mr. Ledecky served from 1989 to 1991 as the President of The Legacy Fund, Inc., and from 1991 to September 1994 as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc., a wholly-owned subsidiary of Steelcase Inc. Prior to his tenure at The Legacy Fund, Inc., Mr. Ledecky was a partner at Adler and Company and a Senior Vice President at Allied Capital Corporation, an investment management company.

  Vassilios Sirpolaidis has served as a director of the Company since June 9, 1998. Mr. Sirpolaidis has been President of Mile High Office Supply Company, Inc. ("Mile High") since 1978. U.S. Office Products acquired Mile High in July 1996. Mr. Sirpolaidis has also served as a District President of U.S. Office Products since August 1996 and as President of Arizona Office Products, a subsidiary of U.S. Office Products, since May 1997.

  Ned A. Minor has served as a director of the Company since June 9, 1998. Mr. Minor has served as Director, President and Vice-President of Minor & Brown, P.C., a private law firm, since 1977. Mr. Minor is a practicing attorney in the state of Colorado, specializing in the areas of general corporate law and mergers and acquisitions.

  D. Craig Young has served as a director of the Company since June 9, 1998. Mr. Young currently serves as Director, President and Chief Executive Officer of Metronet Communications, a telecommunications company. From 1995 through 1998, Mr. Young served as the President and Chief Operating Officer of Brooks Fiber Properties, Inc. Mr. Young served from 1993 to 1995 as Vice President of Custom Business for Ameritech Corp., a telecommunications company based in Chicago, Illinois. Mr. Young also serves as a director of Metronet Communications.

  Paul J. Blackney has served as Senior Vice President, Publishing and Business Services of the American Medical Association since February 1, 1999. From January 1998 to January 1999, Mr. Blackney provided consulting services to XTRA On-Line and priceline.com, Inc. From 1993 to 1997, he served as President and Chief Executive Officer of Apollo Travel Services ("Apollo"), one of the major computerized reservation systems used by travel agencies in the United States. Prior to his association with Apollo, Mr. Blackney held various management positions with Covia (Apollo's predecessor) and United Air Lines. Mr. Blackney also serves as Chairman of the Board of XTRA On-Line, a developer and marketer of interactive reservations technology to travel agencies and corporations. He also serves as a director of priceline.com, Inc.

Certain Transactions

  On January 24, 1997, U.S. Office Products acquired PTC, which is now a wholly-owned subsidiary of the Company, from Edward S. Adams, the Company's Chairman of the Board, Chief Executive Officer and President, for 725,923 shares of U.S. Office Products common stock (which now represent 72,592 shares of Common Stock) valued at $22.725 per share (the "PTC Acquisition"). In connection with the PTC Acquisition, PTC also entered into an employment agreement, as amended, with Mr. Adams at an annual base salary of $300,000 per year and an employment agreement, as amended, with Robert C. Griffith, the Company's Chief Financial Officer and Treasurer, at an annual base salary of $200,000 per year. The Company believes that the terms of these transactions are as favorable as could be negotiated with third parties.

  On January 24, 1997, in a transaction related to the PTC Acquisition, PTC acquired a commercial office building at 84 Inverness Circle East, Englewood, Colorado from Marcono LLC ("Marcono"), a Colorado limited liability company, for an aggregate purchase price of approximately $3.4 million, consisting of 68,154 shares of U.S. Office Products common stock (which now represent 6,815 shares of Common Stock) valued at $22.725 per share and PTC's assumption of certain notes from Marcono in the aggregate amount of $1,846,721. Marcono is owned as follows: 2% by Edward S. Adams, 2% by Mr. Adams' wife and 48% by each of two trusts established for the benefit of Mr. Adams' two children. Vassilios Sirpolaidis, a director of the Company, is the trustee of the two trusts. Prior to the purchase of the office building by PTC, PTC leased the office building from Marcono for approximately $22,000 per month. The office building purchased by PTC is used as its headquarters and as the headquarters of the Company. The Company believes that the terms of this transaction are as favorable as could be negotiated with third parties.

  On October 24, 1997, U.S. Office Products acquired McGregor, which is now a wholly-owned subsidiary of the Company, from its stockholders for 1,255,008 shares of U.S. Office Products common stock (which now represent 125,501 shares of Common Stock) valued at $24.54 per share (the "McGregor Acquisition"). One of McGregor's beneficial owners was Douglas R. Knight, who was the Company's Chief Operating Officer. In connection with the McGregor Acquisition, Mr. Knight received 676,265 shares of U.S. Office Products common stock (which now represent 67,626 shares of Common Stock) valued at $24.54 per share. Also in connection with the McGregor Acquisition, McGregor entered into an employment agreement with Mr. Knight at an annual base salary of $250,000 per year. The Company believes that the terms of this transaction are as favorable as could be negotiated with third parties.

  On October 28, 1997, in a transaction related to the McGregor Acquisition, McGregor acquired portions of an office building at 112 Prospect Street, Stamford, Connecticut from DeFranco & Knight, LLC for an aggregate purchase price of approximately $1,035,000, consisting of 18,336 shares of U.S. Office Products common stock (which now represent 1,834 shares of Common Stock) valued at $24.54 per share and McGregor's assumption of a note from DeFranco & Knight LLC in the approximate amount of $585,000. Mr. Knight is a 50% owner of DeFranco & Knight, LLC. The Company believes that the terms of this transaction are as favorable as could be negotiated with third parties.

  Mr. Knight is a partner in an emergency travel service provider that contracts with McGregor to provide emergency travel service to clients of McGregor at a rate of $12.00 per emergency call. During the fiscal year ended December 27, 1998, McGregor paid approximately $533,092 to such emergency travel service provider.

  On April 25, 1997, U.S. Office Products acquired Mutual Travel, which is now a wholly-owned subsidiary of the Company, from its stockholders for 1,031,754 shares of U.S. Office Products common stock (which now represent approximately 103,175 shares of Common Stock) valued at $15.242 per share (the "Mutual Acquisition"). One of Mutual Travel's beneficial owners was Robert P. Dunlop, who is now the Company's Executive Vice President, Marketing and Technology. In connection with the Mutual Acquisition, Mr. Dunlop received approximately 345,637 shares of U.S. Office Products common stock (which now represent approximately 34,564 shares of Common Stock). Mutual Travel also entered into an employment agreement with Mr. Dunlop at an annual base salary of $250,000 per year. The Company believes that the terms of these transactions are as favorable as could be negotiated with third parties.

  On July 28, 1998, PTC, a wholly-owned subsidiary of the Company, acquired Arrington Travel from Michael B. Arrington, the Company's Executive Vice President, Global Operations, for $17,097,911 (the "ATC Acquisition"). In connection with the ATC Acquisition, Arrington Travel also entered into an employment agreement with Mr. Arrington at an annual base salary of $250,000 per year. The Company believes that the terms of these transactions are as favorable as could be negotiated with third parties.

SECTION 16 REPORTS

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors, executive officers and beneficial owners of more than 10% of the outstanding shares of the Company to file with the Securities and Exchange Commission reports regarding changes in their beneficial ownership of shares in the Company.

  Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company, the following are persons who, at any time during the fiscal year, were a director, officer, beneficial owner of more than 10% of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act, or any other person subject to Section 16 of the Exchange Act, that failed to file on a timely basis, as disclosed in the above Forms, reports required by Section 16(a) of the Exchange Act during the most recent and prior fiscal years:

                                                       NUMBER OF
             PERSON                                   LATE REPORTS TRANSACTIONS
             ------                                   ------------ ------------
       Edward S. Adams...............................       1            2
       Michael B. Arrington..........................       1            0
       John S. Coffman...............................       2            2
       Robert P. Dunlop..............................       1            0

  There are no known failures to file a required Form during the most recent fiscal year.

  As of April 15, 1999, based solely upon a review of Forms 3 and Forms 4 and amendments thereto furnished to the Company, all directors and officers have filed all forms required to be filed in the current fiscal year.

Directors' Meetings and Committees

  The entire Board of Directors met eight times during the year ended December 27, 1998. Each incumbent director except Jonathan J. Ledecky and D. Craig Young attended at least 75% of the board meetings. The Company's Board of Directors has appointed an Audit Committee and a Compensation Committee.

 Audit Committee

  The Audit Committee has as its primary responsibilities the recommendation of an independent public accountant to audit the annual financial statements of the Company, the review of internal and external audit functions, the review of internal accounting controls, the review of annual financial statements, and a review at its discretion of compliance with corporate policies and codes of conduct. The Audit Committee is comprised of outside directors. The current members of the Audit Committee are Messrs. Sirpolaidis, Minor and Young. The Audit Committee met two times in 1998.

 Compensation Committee

  The Compensation Committee determines officers' salaries and bonuses and administers the grant of stock options and other awards pursuant to the 1998 Stock Incentive Plan (the "Plan"). The Compensation Committee is comprised of outside directors. The current members of the Compensation Committee are Messrs. Sirpolaidis, Minor and Young. The Compensation Committee met three times in person and acted once by written consent in 1998.

                      DIRECTOR AND EXECUTIVE COMPENSATION

Director Compensation

  Non-management directors are compensated with $10,000 of airline tickets and other travel accommodations for their services as directors. In addition, such directors will be paid $2,500 in cash for each committee of the Board of Directors on which they serve and may be granted stock options under the Plan. Non-management directors will also be reimbursed for all out-of-pocket expenses related to their service as directors.

  On June 10, 1998, Jonathan J. Ledecky received a stock option pursuant to the Plan to purchase 822,671 shares of Common Stock at the exercise price of $9.00 per share. The option expires on June 9, 2008, and was granted to Mr. Ledecky in order to compensate Mr. Ledecky for services to the Company as an employee.

  On June 10, 1998, each of Ned A. Minor, Vassilios Sirpolaidis and D. Craig Young received a stock option pursuant to the Plan to purchase 10,000 shares of Common Stock at the exercise price of $9.00 per share. The options expire on June 9, 2008.

Executive Compensation

 Summary Compensation

  The following table sets forth information with respect to the compensation paid by all persons for services rendered to the Company and its subsidiaries during the fiscal years ended December 27, 1998 and December 28, 1997 to the Chief Executive Officer and to the other four most highly compensated officers of the Company (the "Named Officers").

                          Summary Compensation Table

                                                    Annual
                                                 Compensation
                                               ----------------    All Other
       Name and Principal Position        Year  Salary   Bonus  Compensation(1)
       ---------------------------        ---- -------- ------- ---------------
Edward S. Adams.......................... 1998 $295,260     --      $8,873
 Chairman of the Board, Chief Executive   1997  255,995     --       7,640
  Officer, President and Director

Robert C. Griffith....................... 1998  188,333     --       5,458
 Chief Financial Officer and Treasurer    1997  146,689     --       4,700

Douglas R. Knight(2)..................... 1998  251,923     --       2,891
 Chief Operating Officer

Robert P. Dunlop(3)...................... 1998  235,437 $57,971     21,667
 Executive Vice President, Marketing and
  Technology

Michael B. Arrington(4).................. 1998  118,273     --         --
 Executive Vice President, Global
  Operations

--------
(1) Represents automobile expenses paid by the Company.

(2) Mr. Knight became an employee of the Company effective October 1997 and became an officer of the Company effective March 1998. On April 9, 1999, Mr. Knight announced his decision to relinquish his duties as Chief Operating Officer, although he continues to be employed by the Company.

(3) Mr. Dunlop became an officer of the Company effective November 1998.

(4) Mr. Arrington became an employee of the Company effective July 1998 and became an officer of the Company effective November 1998.

 Option Grants

  The following table sets forth certain information regarding options to acquire Common Stock granted to the Named Officers during the fiscal year ended December 27, 1998.

                      Options Granted in Fiscal Year 1998

                            Options Granted in                              Potential Realizable
                             Fiscal Year 1998                                 Value at Assumed
                         ---------------------------                        Annual Rate of Stock
                                    Percent of Total                       Price Appreciation for
                                    Options Granted                          Option Term(4)(5)
                         Options       in Fiscal     Exercise   Expiration ----------------------
       Name              Granted        Year(2)       Price        Date        5%         10%
       ----              -------    ---------------- --------   ---------- ---------- -----------
Edward S. Adams......... 746,667(1)       27.3        $11.89(3)  3/20/08   $4,486,781 $11,370,384
                         376,500          13.8          9.00     6/10/08    2,131,009   5,400,396

Robert C. Griffith...... 186,667(1)        6.8         11.89(3)  3/20/08    1,205,412   3,054,751
                         111,000           4.0          9.00     6/10/08      628,266   1,592,149

Douglas R. Knight.......  52,500           1.9          9.00     6/10/08      297,153     753,043

Robert P. Dunlop........  25,000           0.9          9.00     6/10/08      141,501     358,592

Michael B. Arrington....     --            --            --          --           --          --

--------
(1) Options were granted by U.S. Office Products to acquire U.S. Office Products common stock, and were replaced with options to acquire Common Stock in connection with the Travel Distribution. Of these options granted by U.S. Office Products in 1998, 146,634 of Mr. Adams' options and 25,463 of Mr. Griffith's options were repurchased with U.S. Office Products' tender of 23.2% of outstanding shares and options in connection with its strategic restructuring and these options were not replaced with options to acquire Common Stock.

(2) Based on options granted in 1998 to purchase an aggregate of 2,730,540 shares of Common Stock.

(3) The original exercise prices of the options to acquire U.S. Office Products common stock were $18.50 per share, which exercise prices were adjusted when they were replaced with options to acquire Common Stock in connection with the Travel Distribution to be $11.89.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the SEC and do not represent the Company's estimate or projection of the future Common Stock price.

(5) Excludes the options that were repurchased by U.S. Office Products immediately prior to the Travel Distribution (see note (1) above).

 Option Exercises and Holdings

  The following table sets forth certain information regarding option exercises and unexercised options held by the Named Officers at December 27, 1998.

      Aggregated Option Exercises in Fiscal Year Ended December 27, 1998
                    and Fiscal Year-End 1998 Option Values

                                                         Number of Unexercised     Value of Unexercised
                                                            Options Held at       In-the-Money Options at
                             Shares                        December 27, 1998         December 27, 1998
                            Acquired        Value      ------------------------- -------------------------
          Name           on Exercise(1) Realized($)(2) Exercisable Unexercisable Exercisable Unexercisable
          ----           -------------- -------------- ----------- ------------- ----------- -------------
Edward S. Adams.........    181,634       $1,067,428       --         976,533        --           --
Robert C. Griffith......     48,796          316,586       --         272,204        --           --
Douglas R. Knight.......        --               --        --          52,500        --           --
Robert P. Dunlop........        --               --        --          25,000        --           --
Michael B. Arrington....        --               --        --             --         --           --

--------
(1) Options were repurchased with U.S. Office Products' tender of 23.2% of outstanding shares and options for $17.36 per share post-Travel Distribution ($27.00 prior to the Travel Distribution) in connection with its strategic restructuring.

(2) Values stated are the bargain element recognized in 1998, which is the difference between the option price and the market price (or price tendered by U.S. Office Products) at the time of exercise.

 1998 Stock Incentive Plan

  The Company has adopted the Plan. The purpose of the Plan is to promote the long-term growth and profitability of the Company by providing employees with incentives to improve stockholder value and contribute to the growth and financial success of the Company. The Plan also allows the Company to attract, retain and reward highly motivated and qualified employees. The maximum percentage of shares of Common Stock that may be issued with respect to awards granted under the Plan is 30% of the outstanding Common Stock. The maximum number of shares that may be issued with respect to awards granted under the Plan to an individual in a calendar year may not exceed 1,100,000 shares. The Compensation Committee of the Board of Directors administers the Plan. All employees of the Company and its subsidiaries, as well as non-employee directors of the Company, are eligible to receive awards under the Plan. The Plan authorizes the Compensation Committee to make awards of stock options, restricted stock and other stock-based awards. The Compensation Committee will determine the prices, vesting schedules, expiration dates and other material conditions under which such awards may be exercised.

 Ledecky Services Agreement

  Jonathan J. Ledecky entered into a services agreement (the "Ledecky Services Agreement") with U.S. Office Products on January 13, 1998, which agreement was amended as of June 8, 1998. The principal terms of the Ledecky Services Agreement, as amended, are summarized below.

  The Ledecky Services Agreement, which continues through June 30, 2001, provides that Mr. Ledecky will provide high-level acquisition negotiation services and strategic business advice to the Board of Directors of U.S. Office Products.

  The Company entered into an employment agreement with Mr. Ledecky, effective as of June 10, 1998, that implemented its assigned portion of the Ledecky Services Agreement. Under the employment agreement, Mr. Ledecky will report to the Board of Directors and senior management of the Company. In such capacity, Mr. Ledecky will provide high-level acquisition negotiations services and strategic business advice. The Company can require Mr. Ledecky's performance of such services, consistent with his other contractual obligations to Consolidation Capital Corporation, U.S. Office Products and the other companies that were spun off by U.S. Office Products (the "Spin-Off Companies"). As an employee, Mr. Ledecky will also be subject to the generally applicable personnel policies of the Company and will be eligible for such benefit plans in accordance with their terms. The Company will pay Mr. Ledecky an annual salary of $48,000 for up to two years. The Company may terminate Mr. Ledecky's employment with "cause," where cause includes (1) his conviction of or guilty or nolo contendere plea to a felony demonstrably and materially injurious to the Company or (2) his violation of the non-competition provision as it relates to the Company.

  The Ledecky Services Agreement provides for non-competition and non-solicitation restrictions that continue, in the case of the Company, until the later of June 10, 2000 or the date one year after Mr. Ledecky leaves the Company's employ. These provisions generally restrict Mr. Ledecky from, among other things, investing in or working for, or on behalf of, any business selling any products or services in direct competition with U.S. Office Products or the Spin-Off Companies (collectively, the "U.S. Office Products Companies"), within 100 miles of any location where the relevant U.S. Office Products Company regularly maintains an office with employees. (For this purpose, "products or services" are those that U.S. Office Products offered on January 13, 1998). Notwithstanding this prohibition, Mr. Ledecky may serve in a policy-making role (but not engage in direct personal competition) with respect to certain businesses including: (1) businesses providing Internet access services and (2) U.S. Marketing Services' incentive marketing businesses (as currently publicly described to include travel incentives), but Mr. Ledecky must cease serving as a director and be solely an investor after that company is public. The Ledecky Services Agreement prohibits Mr. Ledecky from trying to hire away managerial employees of the U.S. Office Products Companies or calling upon customers of the U.S. Office Products Companies to solicit or sell products or services in direct competition with the U.S. Office Products Companies. The Company can enforce the non-competition provision described above as it applies to the Company.

 Employment Contracts and Related Matters

  On June 9, 1998, Mr. Adams' employment agreement with PTC was assigned to the Company and amended. As amended, the agreement provides for a term of five years, and provides that Mr. Adams is entitled to receive minimum annual compensation of $300,000. In addition, Mr. Adams is entitled to receive incentive bonuses as determined by the Company's Board of Directors, all perquisites and benefits customarily provided by the Company to its employees and reimbursement for the actual cost of leasing an automobile for business use (not to exceed $712 per month). If Mr. Adams' employment is terminated for any reason other than cause, Mr. Adams is entitled to receive his base salary and benefits for the longer of (1) six months from the date of termination or
(2) the remaining time under the initial term of the employment agreement (subject to a right of offset if Mr. Adams secures other employment during the period that payment is continuing under the agreement). The employment agreement also prohibits Mr. Adams from engaging in certain activities deemed competitive with the Company or its affiliates during the duration of his employment with the Company and for the longer of (1) a period of two years thereafter or (2) as long as Mr. Adams continues to receive severance payments from the Company.

  On June 9, 1998, Mr. Griffith's employment agreement with PTC was assigned to the Company and amended. As amended, the agreement provides for a term of five years, and provides that Mr. Griffith is entitled to receive minimum annual compensation of $200,000. In addition, Mr. Griffith is entitled to receive incentive bonuses as determined by the Company's Board of Directors, all perquisites and benefits customarily provided by the Company to its employees and reimbursement for the actual cost of leasing an automobile for business use (not to exceed $438 per month). In the event that Mr. Griffith's employment is terminated for any reason other than cause, Mr. Griffith's employment agreement provides that Mr. Griffith is entitled to receive his base salary and benefits for the longer of (1) four months from the date of termination or (2) the remaining time under the initial term of the employment agreement, subject to a right of offset if Mr. Griffith secures other employment during the period that payment is continuing under the agreement. The employment agreement also prohibits Mr. Griffith from engaging in certain activities deemed competitive with the Company or its affiliates during the duration of his employment with the Company and for the longer of (1) a period of two years thereafter or (2) as long as Mr. Griffith continues to receive severance payments from the Company.

  On June 9, 1998, Mr. Knight's employment agreement with McGregor was assigned to the Company and amended. As amended, the agreement provides for a term of two years, and provides that Mr. Knight is entitled to receive minimum annual compensation of $250,000. In addition, Mr. Knight is entitled to receive all perquisites and benefits customarily provided by the Company to its employees and reimbursement for the actual cost of leasing an automobile for business use (not to exceed $550 per month). In the event that Mr. Knight's employment is terminated without cause, Mr. Knight's employment agreement provides that Mr. Knight is entitled to receive severance compensation at the rate of $250,000 per year for whatever time period is remaining under the term of the agreement, subject to a right of offset if Mr. Knight secures other employment during the period that payment is continuing under the agreement. The employment agreement also prohibits Mr. Knight from engaging in certain activities deemed competitive with the Company or its affiliates during the duration of his employment with the Company and for the longer of (1) a period of one year thereafter or (2) as long as Mr. Knight continues to receive severance payments from the Company.

  On April 25, 1997, Mr. Dunlop entered into an employment agreement with Mutual Travel. The agreement provides for a two-year term, with an additional year at the option of Mutual Travel, and a base salary of $250,000 per year. In addition, Mr. Dunlop is entitled to receive incentive bonuses as determined by the Company's Board of Directors, and all perquisites and benefits customarily provided by Mutual Travel to its employees. If Mr. Dunlop's employment is terminated without cause, Mr. Dunlop is entitled to receive his base salary for the longer of (1) three months from the date of termination and (2) the time period remaining under the initial term of the employment agreement, subject to a right of offset if Mr. Dunlop secures other employment during the period that payment is continuing under the agreement. The employment agreement also prohibits Mr. Dunlop from engaging in certain activities deemed competitive with Mutual Travel or its affiliates during the duration of his employment with Mutual Travel or its affiliates and for the longer of (1) a period of one year thereafter or (2) as long as Mr. Dunlop continues to receive severance payments from Mutual Travel.

  On July 28, 1998, Mr. Arrington entered into an employment agreement with Arrington Travel. The agreement provides for an initial four-year term, with successive one-year extensions at the option of Arrington Travel, and a base salary of $250,000 per year. In addition, Mr. Arrington is entitled to participate in any incentive bonus plan adopted by the Company for all of its senior regional executives, and all perquisites and benefits customarily provided by Arrington Travel to its employees. If Mr. Arrington's employment is terminated without cause, Mr. Arrington is entitled to receive his base salary for the longer of (1) three months from the date of termination and (2) the time period remaining under the initial term of the employment agreement, subject to a right of offset if Mr. Arrington secures other employment during the period that payment is continuing under the agreement. The employment agreement also prohibits Mr. Arrington from engaging in certain activities deemed competitive with Arrington Travel or its affiliates during the duration of his employment with Arrington Travel or its affiliates and for the longer of (1) a period of two years thereafter or (2) as long as Mr. Arrington continues to receive severance payments from Arrington Travel.

 Compensation Committee Interlocks and Insider Participation

  The Board of Directors has created a Compensation Committee consisting of Vassilios Sirpolaidis, Ned A. Minor and D. Craig Young. The Compensation Committee is charged with determining the compensation of all executive officers. No member of the Compensation Committee has ever been an officer of the Company or any of its subsidiaries.

 Compensation Committee Report on Executive Compensation

  The following report is submitted by the Compensation Committee, pursuant to rules established by the Securities and Exchange Commission, and provides certain information regarding compensation of the Company's executive officers.

            Compensation Committee Report on Executive Compensation

  The Compensation Committee establishes and reviews the compensation of the Company's executive officers: Mr. Adams, Mr. Knight, Mr. Griffith, Mr. Dunlop, Mr. Arrington, Mr. Teagarden, Mr. Coffman and Mr. Over. The Compensation Committee's goal is to design executive compensation packages that reward the achievement of both short-term and long-term objectives of the Company, and which are comparable to the packages available to similarly placed executives within the corporate travel management industry and within companies of similar size as the Company.

  Compensation Policy. The Compensation Committee expects to adopt a comprehensive policy in the 1999 fiscal year. In the meantime, the basic components of executive compensation are base salary, expense allowances, bonuses, and options. Base salary and expense allowances are set in light of prevailing salaries and allowances for similarly placed executives within the corporate travel management industry. Bonuses and the award of options reward the achievement of the Company's short-term and long-term objectives.

  Long Term Incentives. The Compensation Committee believes that the grant of stock options is an appropriate method of compensating executives for the long-term performance of the Company. The grant of stock options is intended to reward these executives for their efforts in contributing to the dramatic growth of the Company's business and to motivate the executives to continue to contribute to such growth. Moreover, the Compensation Committee believes it was appropriate to grant options at the levels granted during the 1998 fiscal year in order to attract and retain executive officers of the caliber of these individuals.

  Additional Bonus. The Compensation Committee believes that the award of bonuses is an appropriate way to compensate executives for a significant contribution to the Company's objectives, or for the attainment of results beyond expectations. At this time, the Compensation Committee has not recommended any bonuses for any of the executive officers. Nevertheless, bonuses may be considered by the Compensation Committee in the future as appropriate.

  Chief Executive Officer Compensation for Fiscal Year 1998. Mr. Adams' compensation in the previous fiscal year consisted of base salary, expense allowances and options to purchase the Company's Common Stock:

  . Base Salary was set in June of 1998, and was based primarily on prevailing salaries in the corporate travel management industry. The Compensation Committee also considered the increased duties and responsibilities Mr. Adams would have to undertake following the Travel Distribution.

  . Expense Allowance was also set in June of 1998, and was based on prevailing allowances in the corporate travel management industry.

  . Options. Prior to the Travel Distribution, and as part of his employment agreement with U.S. Office Products, Mr. Adams was awarded options to purchase U.S. Office Products common stock. In connection with the Travel Distribution, on June 10, 1998 Mr. Adams was awarded 376,500 options to purchase the Company's Common Stock. These options were awarded to compensate Mr. Adams for his efforts in the rapid growth of the Company and to motivate Mr. Adams to continue to contribute to that growth.

  Since setting Mr. Adams' initial compensation, the Compensation Committee has not authorized any further compensation increases.

                                          COMPENSATION COMMITTEE

                                          Vassilios Sirpolaidis
                                          Ned A. Minor
                                          D. Craig Young

 Performance Graph

  The following graph compares the stock price performance of the Company's common stock for the period beginning June 9, 1998, the date of the Company's initial public offering, and ending December 27, 1998, with the cumulative total return for the same period of (i) the Russell 2000 and (ii) a selected peer group. These comparisons assume an investment of $100 at the beginning of the period and the reinvestment of dividends paid during the period, if applicable.

  Note: Management cautions that the stock price performance information shown in the graph below may not be indicative of current stock price levels or future stock price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  AMONG NAVIGANT, PEER GROUP AND RUSSELL 2000

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period                          PEER
(Fiscal Year Covered)        NAVIGANT       GROUP         RUSSELL 2000
-------------------          ----------     ---------     ------------
Measurement Pt-  6/9/1998    $100           $100          $100
FYE   12/27/1998             $ 62.5         $ 65.0        $ 89.9

  The peer group selected by the Company consists of companies active in certain sectors of the travel service industry, and which are publicly held. The Company believes that each company within the peer group is the largest publicly traded company in its respective sector. The Company believes that, within its industry class, the assembly of a peer group is difficult because the Company primarily competes with companies engaged in the corporate travel management sector of the travel service industry, but which are not publicly traded. The following companies comprise the peer group: Travel Services International, Inc., Global Vacation Group, Inc. and Preview Travel, Inc.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals for inclusion in the Company's proxy materials relating to the next annual meeting of shareholders must be received by the Company on or before January 19, 2000.

                        1998 ANNUAL REPORT ON FORM 10-K

  THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 27, 1998 ACCOMPANIES THIS PROXY STATEMENT, AND WAS FILED ELECTRONICALLY WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS WHO WISH TO OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) SHOULD ADDRESS A WRITTEN REQUEST TO NAVIGANT INTERNATIONAL, INC., ATTENTION:
JUDY WILLIAMS, 84 INVERNESS CIRCLE EAST, ENGLEWOOD, CO 80112-5314. THE COMPANY WILL PROVIDE COPIES OF THE EXHIBITS TO THE FORM 10-K UPON PAYMENT OF A REASONABLE FEE.

                                OTHER BUSINESS

  As of the date of this Proxy Statement, management was not aware of any business not described above would be presented for consideration at the Meeting. If any other business properly comes before the Meeting, it is intended that the shares represented by proxies will be voted in respect thereto in accordance with the judgment of the persons voting them.

  The above Notice and Proxy Statement are sent by order of the Board of Directors.


                                          /s/ Eugene A. Over, Jr.
                                          EUGENE A. OVER, JR.
                                          Vice President, General Counsel and
                                           Secretary

Denver, Colorado
May 18, 1999

PROXY                                                                      PROXY

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders
                            To be held June 14, 1999

The undersigned hereby appoints Edward S. Adams and Eugene A. Over, Jr., and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Navigant International, Inc., which the undersigned is entitled to vote, at the Annual Meeting of Stockholders (the "Meeting") to be held on Monday, June 14, 1999, at 9:00 a.m., Mountain Time, at the Inverness Hotel and Golf Club, 200 Inverness Drive West, Englewood, Colorado 80112, and at any and all adjournments thereof for the following purposes:

(1)  Election of Class I Director:

_______   FOR the nominee listed below (except as marked to the contrary below)

_______   WITHHOLD AUTHORITY to vote for the nominee listed below

Paul J. Blackney

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME ON THE LINE IMMEDIATELY BELOW.)

__________________________________________________________________

(2) Approval and Ratification of PricewaterhouseCoopers LLP as the Company's independent auditors for the 1999 fiscal year:

       FOR __________         AGAINST __________         ABSTAIN __________

(3) In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Meeting.

(back of card)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING "FOR" ELECTION OF THE NOMINEE FOR DIRECTOR AS SELECTED BY THE BOARD OF DIRECTORS AND "FOR" APPROVAL AND RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith. The undersigned hereby revokes any proxies given prior to the date reflected below.


                              Dated

                              ________________________, 1999

                              ______________________________
                              SIGNATURE(S) OF STOCKHOLDER(S)

                              Please complete, date and sign exactly as your name appears hereon. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate official, please add your title.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE TO AMERICAN STOCK TRANSFER AND TRUST COMPANY, AS AGENT FOR THE COMPANY. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.